Exhibit 10.2

AAC HOLDINGS, INC.

2014 EQUITY INCENTIVE PLAN

NON-EMPLOYEE DIRECTOR AWARD AGREEMENT

THIS NON-EMPLOYEE DIRECTOR AWARD AGREEMENT (this “Agreement”) is made and entered into effective as of the      day of                 ,              (the “Grant Date”), between AAC Holdings, Inc., a Nevada corporation (“Holdings,” and together with its Affiliates and Subsidiaries, the “Company”), and                      (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the AAC Holdings, Inc. 2014 Equity Incentive Plan (the “Plan”).

1. Grant of Shares.

(a) The Company hereby grants to the Grantee an award (the “Award”) of                      shares of common stock, par value $0.001 per share of Holdings (the “Shares”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

(b) The Shares awarded hereunder shall be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of Holdings or its designated agent in the name of the Grantee, and confirmation and account statements sent to the Grantee with respect to such book-entry Shares may bear the restrictive legend referenced in the preceding sentence.

(c) Except as determined by the Committee, in the event (a) of any adjustment as provided in Section 4.2 of the Plan, or (b) any cash, Shares or other property is paid by the Company as a dividend on the Shares, such cash, Shares or other property payable to the Grantee on such Shares shall be subject to the same terms and conditions as relate to the Shares.

2. Adjustments. The Committee shall make adjustments in the terms and conditions of this Award in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 of the Plan) affecting Holdings or any Affiliate, or the financial statements of Holdings or any Affiliate, or of changes in applicable laws, regulations or accounting principles. In addition, in the event of certain corporate transactions or events described in Section 4.2 of the Plan, the Committee may (i) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect or (ii) make provision for a cash payment to the Grantee.

3. Amendment to Award. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate the Award, prospectively or retroactively; provided that except as otherwise provided in the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary with respect to the Award shall not, to that extent, be effective without the consent of the Grantee, holder or beneficiary.

4. Plan Governs. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Award are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Award and the terms of the Plan, the terms of the Plan shall govern.

5. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

6. Notices. All notices required to be given under this Agreement shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	AAC Holdings, Inc.
115 East Park Drive, Second Floor
Brentwood, TN 37027
Attn: Kathryn Sevier Phillips

To the Grantee:	The address then maintained with respect to the Grantee in the Company’s records.

7. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Nevada without giving effect to conflicts of laws principles.

8. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

9. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed effective as of the day and year first above written.

AAC HOLDINGS, INC.

By:

Name:	Kathryn Sevier Phillips

Title:	General Counsel and Secretary

GRANTEE:

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